Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2012 Third Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--November 16, 2012--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the third quarter ended September 30, 2012. The net loss for the third quarter and nine months ended September 30, 2012 was $2.2 million and $1.6 million, respectively, compared to a net loss of $3.6 million and $6.0 million for the same periods of 2011, respectively. The provision for loan losses for the three and nine months ended September 30, 2012, was $2.1 million and $1.8 million, respectively, as compared to $4.7 million and $9.8 million, respectively, for the three and nine months ended September 30, 2011, a decrease of $2.6 million and $8.0 million, respectively. The Company recognized net charge-offs of $3.6 million and $6.0 million during the three months and nine months ended September 30, 2012, respectively, as compared to $4.3 million and $9.6 million during the same periods in 2011.

Decreases in the loan balances of $79.9 million from September 30, 2012 as compared to September 30, 2011 and decreased levels of nonperforming assets and charge-offs, contributed to the reduction of our allowance for loan losses (ALLL) as a percentage of gross loans of 3.13% or $16.9 million at September 30, 2012, from 3.40% or $22.3 million at September 30, 2011. Outstanding loans declined $61.9 million from December 31, 2011 to September 30, 2012. ALLL of $21.1 million at December 31, 2011 was 3.51% of gross loans. At September 30, 2012, 43.1% or $7.3 million of the ALLL represents specific reserves on impaired loans as compared to 32.5% or $7.3 million at September 30, 2011 and 34.8% or $7.4 million at December 31, 2011. Management believes the September 30, 2012 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. One of our continued focuses for the remainder of 2012 and 2013 will be returning impaired loans to performing or moving them off our balance sheet.

The Bank is well capitalized at September 30, 2012, with total risk based capital of 10.77%, tier 1 risk based capital of 9.49%, and leverage ratio of 5.36%. At September 30, 2011, the Bank had total risk based capital of 9.88%, tier 1 risk based capital of 8.70%, and leverage ratio of 5.68%. The Company had total risk based capital of 11.27%, tier 1 risk based capital of 7.09%, and leverage ratio of 4.04% at September 30, 2012, as compared to 10.54%, 7.25%, and 4.70%, respectively, at September 30, 2011. We continue to actively assess various alternatives for preserving and improving our capital, which may include increasing tangible common equity and regulatory capital, asset reductions, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $58.4 million or 6.44% of total assets at September 30, 2012, as compared to $74.2 million or 8.11% of total assets at September 30, 2011, and $72.4 million or 7.89% of total assets at December 31, 2011. Nonperforming loans declined to $43.8 million at September 30, 2012 from $63.5 million at September 30, 2011 and $60.1 million at December 31, 2011. Foreclosed assets totaled $14.6 million at September 30, 2012, up from $10.7 million at September 30, 2011, due to $14.1 million of additions, $6.2 million of sales, and $4.0 million in write-downs from declining real estate valuations. Foreclosed assets were $12.2 million at December 31, 2011. Troubled debt restructurings (TDRs) totaled $37.8 million at September 30, 2012, and are comprised of $22.1 million which were included in nonaccrual loans and $15.7 million which were performing loans. This compares to total TDRs at September 30, 2011 of $45.5 million comprised of $32.6 million non-performing TDRs which were included in nonaccrual loans and $12.9 million which were performing loans. At December 31, 2011 total TDRs were $44.7 million comprised of $33.9 million non-performing TDRs which were included in nonaccrual loans and $10.8 million which were performing loans. We are in substantial compliance with the written agreement in place with our regulators, which among other things requires the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income, before provision for loan losses, totaled $5.4 million and $16.8 million for the three and nine months ended September 30, 2012, respectively, as compared to $6.2 million and $20.0 million in the year-ago periods. The provision for loan losses was $2.1 million for the three months ended September 30, 2012, versus $4.7 million in the year-ago period, while the respective year-to-date amounts through September 30 for 2012 and 2011 were $1.8 million and $9.8 million. Net interest margin annualized for the three and nine months ended September 30, 2012 was 2.48% and 2.56%, respectively, as compared to 2.77% and 2.94% as of September 30, 2011. Our net interest margin declined due to the decrease in gross loans of $79.9 million, the early calls of brokered deposits of $63.6 million requiring recognition of the remaining unamortized premium, and lower yields on investments. The effect of these factors more than offset the benefit of lower interest expense which declined to $2.9 million and $9.3 million for the three and nine months ended September 30, 2012, respectively, as compared to $3.4 million and $10.8 million for the same periods ended September 30, 2011.

Non-Interest Income:

Non-interest income for the three and nine months ended September 30, 2012 increased $328,000 and $784,000, respectively, to $1.9 million and $5.0 million from $1.5 million and $4.3 million for the same periods ended September 30, 2011, primarily due a reduction in other-than-temporary impairment losses, and an increase in other non-interest income from premiums on sale of the guaranteed portion of SBA/USDA loans.

Non-Interest Expense

Non-interest expense increased $710,000 and $1.3 million, respectively to $7.3 million and $21.7 million for the three and nine months ended September 30, 2012, respectively, as compared to $6.6 million and $20.4 million for the same periods in 2011. Costs associated with managing elevated levels of nonperforming assets such as professional fees, foreclosed asset-related costs, and loan collection expenses, offset the reduction in salaries and other expenses.

Balance Sheet and Capital

Total assets of $907.2 million at September 30, 2012 decreased 1.03% compared to $916.6 million at December 31, 2011. Net cash, cash equivalents, and investments of $326.4 million at September 30, 2012 increased 17.3% compared to $278.2 million at December 31, 2011. Net loans of $523.5 million at September 30, 2012 decreased 9.9% compared to $581.1 million at December 31, 2011. Total deposits of $735.6 million at September 30, 2012 decreased 1.4% compared to $745.9 million at December 31, 2011. Total shareholders' equity was $28.8 million at September 30, 2012, a decrease of 3.1% compared to $29.7 million at December 31, 2011. Book value per share at September 30, 2012 was $3.69 as compared to $3.87 at December 31, 2011.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “We continue to work toward reducing nonperforming assets, both loans and foreclosed properties, and improving our capital ratios, to which our board and management are fully committed. We recognize that some additional losses may occur, but we believe the reward is returning to sustained profitability, with much of that profitability sheltered by the Company’s $18 million in deferred tax benefits.”

With $907.2 million in total assets as of September 30, 2012, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr.
Chairman, President, and Chief Executive Officer,
or
Nancy S. Wise
Executive Vice President and Chief Financial Officer
919-963-2177